Exhibit 3.5

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIOVENTRIX, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

BioVentrix, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1. That the name of this Corporation is “BioVentrix, Inc.”, and that the original Certificate of Incorporation was filed under the same name with the Secretary of State of the State of Delaware pursuant to the General Corporation Law (“DGCL”) on June 8, 2012, which certificate of incorporation was restated pursuant to an Amended and Restated Certificate of Incorporation was filed under the same name with the Secretary of State of the State of Delaware pursuant to the General Corporation Law on August 8, 2016 (the “First Amended and Restated COI”), which First Amended and Restated COI was restated pursuant to an Amended and Restated Certificate of Incorporation was filed under the same name with the Secretary of State of the State of Delaware pursuant to the General Corporation Law on February 10, 2023 (the “Second Amended and Restated COI”), and which Second Amended and Restated COI was restated pursuant to an Amended and Restated Certificate of Incorporation was filed under the same name with the Secretary of State of the State of Delaware pursuant to the General Corporation Law on March 29, 2023 (the “Third Amended and Restated COI”).

2. That the Board of Directors and the majority of stockholders of the Corporation duly adopted resolutions proposing to further amend and restate the Third Amended and Restated COI, declaring such amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatements is as follows:

RESOLVED, that the Third Amended and Restated COI be amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is BioVentrix, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of Wilmington, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law, and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses or organizations.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [_____________]([_______________]) shares, consisting of: (i) [________________] ([________________]) shares of common stock, par value $[0.0001] per share (“Common Stock”), and (ii) [___________________] ([________________])preferred stock, par value $[0.0001] per share (“Preferred Stock”).

(a) Common Stock.

(i) General. All shares of Common Stock shall be identical and shall entitle the holders thereof to the same powers, preferences, qualifications, limitations, privileges and other rights provided under the DGCL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock (when, if and to the extent shares or series of such stock are designated and issued). The Board of Directors of the Corporation (the “Board of Directors”), in its sole discretion, shall determine the terms and conditions (including the consideration to be received by the Corporation) on which shares of Common Stock are to be issued.

(ii) Voting Rights. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. Except as otherwise required by law or by or pursuant to Section (b) of this Article FOURTH, the holders of Common Stock and the holders of Preferred Stock shall vote together as a single class on all matters submitted to stockholders for a vote (including any action by written consent).

(iii) Dividends. Subject to provisions of law and Section (b) of this Article FOURTH, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.

(iv) Liquidation. Subject to provisions of law and Section (b) of this Article FOURTH, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provision for payment of all debts and liabilities of the Corporation and any and all preferential amounts to which the holders of the Preferred Stock are entitled with respect to the distribution of the net assets of the Corporation in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation available for distribution.

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(b) Preferred Stock.

(i) Issuance of Preferred Stock. The Board of Directors is expressly authorized, subject to limitations prescribed by the DGCL and the provisions of this Certificate of Incorporation, to provide by resolution or resolutions from time to time, and by filing a certificate(s) pursuant to the DGCL, for the issuance of shares of Preferred Stock in one or more class or series, to establish the number of shares to be included in each such class or series, the consideration to be paid for such shares, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such class or series, and any qualifications, limitations or restrictions of such preferences and rights, including, without limitation, dividend rights, conversion rights, voting rights (if any), redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, in each instance as the Board of Directors may determine in its sole discretion and without stockholder approval. Each class or series shall be designated so as to distinguish the shares thereof from the shares of all other classes and series. All shares of a series of Preferred Stock shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise specifically provided in the designation and description of the series, with those of other series of the same class.

(ii) Authority to Establish Variations Between Classes or Series of Preferred Stock. The authority of the Board of Directors with respect to each class, or each series within a class shall include, but not be limited to, determination of the following:

(A) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(B) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms or in what events;

(C) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(D) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive, in preference over any or all other class(es) or series, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (and distribution of the net assets of the Corporation in connection therewith);

(E) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange, the terms and conditions of conversion or exchange, and the terms of adjustment, if any;

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(F) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(G) voting rights, if any, including special, conditional or limited voting rights with respect to any matter, including with respect to the election of directors and matters adversely affecting any class or series of Preferred Stock;

(H) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(I) such other preferences, limitations or relative rights and privileges thereof as the Board of Directors, acting in accordance with applicable law and this Certificate of Incorporation, may deem advisable and which are not inconsistent with law or with the provisions of this Certificate of Incorporation.

(c) Options, Warrants & Rights.

(i) The Corporation may issue options, warrants and rights for the purchase of shares of any class or series of the Corporation. The Board of Directors, in its sole discretion, shall determine the terms and conditions on which the options, warrants or rights are issued, their form and content and the consideration for which, and terms and conditions upon which, such securities or any underlying class or series of shares of the Corporation are to be issued.

(ii) The terms and conditions of rights or options to purchase shares of any class or series of the Corporation may include, without limitation, restrictions or conditions that preclude or limit the exercise, transfer, receipt or holding of such rights or options by any person or persons, including any person or persons owning (beneficially or of record) or offering to acquire a specified number or percentage of the outstanding shares of any class or series, or any transferee or transferees of any such person or persons, or that invalidate or void such rights or options held by any such person or persons or any such transferee or transferees.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The Corporation expressly elects not to be governed by Section 203 of the DGCL.

(b) Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

(c) The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

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(d) No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association or other entity in which one or more of the directors are directors or officers, or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or her votes are counted for such purpose, if:

(i) The fact of such relationship or interest is disclosed or known to the Board of Directors, or a duly empowered committee thereof, which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for such purpose without counting the vote or votes of such interested director or directors; or

(ii) The fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

(iii) The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board of Directors, committee or the stockholders.

(e) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies a contract or transaction described in paragraph (d) of this Article FIFTH.

(f) A director of the Corporation may transact business, borrow, lend, or otherwise deal or contract with the Corporation to the fullest extent and subject only to the limitations and provisions of the laws of the State of Delaware and the laws of the United States.

(g) The Board of Directors in its discretion may (but shall not be required to) submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, regardless of whether the contract or act would otherwise be open to legal challenge because of directors’ interests, or for any other reason.

(h) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes and laws of the State of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors, which would otherwise have been valid if such bylaw had not been made.

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SIXTH: No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. If the DGCL is amended after approval by the stockholders of this Article SIXTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment. Neither any amendment nor repeal of this Article SIXTH, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article SIXTH, shall eliminate or reduce the effect of this Article SIXTH in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article SIXTH, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

SEVENTH: The Corporation, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including, without limitation, attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation or any repeal or modification of the relevant provisions of the DGCL shall not adversely affect any right or protection of a person or entity entitled to indemnification hereunder with respect to events occurring prior to the time of such repeal or modification. For purposes of this Article SEVENTH, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, fiduciaries and agents, so that any person or entity who is or was a director, officer, employee, fiduciary or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this SEVENTH with respect to the resulting or surviving corporation as he, she or it would have with respect to such constituent corporation if its separate existence had continued. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SEVENTH shall not be exclusive of any other right which any person or entity may have or hereafter acquire under any statute, provision of this certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

EIGHTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law. Any amendment, repeal or modification of the foregoing provisions of this Article EIGHTH shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

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NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TENTH: Except to the extent expressly set forth in Articles SIXTH and SEVENTH, and EIGHTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

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3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the DGCL.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this _____ day of [____________], 2025.

BIOVENTRIX, INC.

By:
Name:	David Richmond
Title:	Chief Executive Officer

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